UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2015

SUNOPTA INC.

(Exact name of registrant as specified in its charter)

CANADA	001-34198	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2838 Bovaird Drive West

Brampton, Ontario, L7A 0H2, Canada

(Address of Principal Executive Offices)

(905) 455-1990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Sunrise Acquisition

On October 9, 2015, SunOpta Inc. (“SunOpta”) completed its acquisition (the “Sunrise Acquisition”) of Sunrise Holdings (Delaware), Inc. (“Sunrise Growers”) from an investor group led by affiliates of Paine & Partners LLC. The Sunrise Acquisition was consummated in accordance with the terms and conditions of the previously announced Purchase and Sale Agreement (the “PSA”) by and among the selling shareholders named therein (the “Sellers”), Shine Seller Rep, LLC and SunOpta. Sunrise Growers is the leading processor of conventional and organic individually quick frozen fruit in the United States.

The total consideration for the Sunrise Acquisition was approximately $444 million in cash, subject to adjustment as provided in the PSA. SunOpta financed the acquisition with the net proceeds from an offering of common shares which were issued on September 30, 2015, the Initial Loans (defined below) and borrowings under its existing North American credit facilities.

The foregoing description of the Sunrise Acquisition and the PSA does not purport to be complete and is qualified in its entirety by reference to SunOpta’s Current Report on Form 8-K filed on August 3, 2015, which is incorporated herein by reference.

Loan Agreement

On October 9, 2015 (the “funding date”), SunOpta Foods Inc. (the “Borrower”), a wholly-owned subsidiary of SunOpta, SunOpta and certain subsidiaries of SunOpta, as guarantors (together with SunOpta, the “Guarantors”), entered into a Second Lien Loan Agreement (the “Loan Agreement”) with Bank of Montreal, as administrative agent and collateral agent, and the lenders party thereto, pursuant to which the Borrower borrowed an aggregate principal amount of $330 million of term loans. The proceeds of the Loan Agreement were used to partially fund the Sunrise Acquisition. The Loan Agreement is guaranteed by all of SunOpta’s subsidiaries which guarantee SunOpta and the Borrower’s Seventh Amended and Restated Credit Agreement (the “Credit Agreement”) and is secured on a second-priority basis by security interests on all of the Borrower and the Guarantors’ assets which secure the Credit Agreement.

The term loans made under the Loan Agreement on the funding date (the “Initial Loans”) mature on the first anniversary of the funding date (the “Interim Loan Conversion Date”). If any Initial Loans remain outstanding on the Interim Loan Conversion Date and no bankruptcy event of default then exists, all Initial Loans then outstanding automatically convert into term loans (such converted loans, the “Term Loans”), which would mature on the seventh anniversary of the funding date (the “Maturity Date”). At the Borrower’s election, interest on the Initial Loans is initially determined by reference to either (i) the London Interbank Offered Rate (subject to a 1.00% per annum floor) plus an applicable margin of 6.0% per annum or (ii) an alternate base rate specified in the Loan Agreement plus an applicable margin of 5.0%. The applicable margin increases by 0.50% at the end of each three-month period after the funding date until the Interim Loan Conversion Date. In each case, the Initial Loans carry a maximum interest rate of 9.5% per annum, and any Term Loans will bear interest at 9.5% per annum. After the Interim Loan Conversion Date, the Lenders also have the right to exchange their Term Loans for notes in a corresponding principal amount which would mature on the Maturity Date.

The Initial Loans may be voluntarily prepaid at par at any time prior to the Interim Loan Conversion Date and must be prepaid at par upon the incurrence of certain indebtedness, the issuance of certain types of equity and the sale of certain assets.

The Loan Agreement contains certain customary representations and warranties, customary covenants that restrict SunOpta’s and its restricted subsidiaries’ ability to, among other things: incur, assume or permit to exist additional indebtedness (including guarantees thereof); pay dividends or certain other distributions on capital stock or repurchase capital stock or prepay certain indebtedness; incur liens on certain assets; make certain investments; permit certain restrictions on the ability of the restricted subsidiaries to pay dividends or make other payments to the Borrower and the Guarantors; engage in transactions with affiliates; and sell certain assets or merge or consolidate with or into other companies.

Under the Loan Agreement, the Borrower is obligated to pay certain fees that are customary for a loan facility of this size and type.

ITEM 2.01.	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The discussion under Item 1.01 under the heading “Sunrise Acquisition” is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The discussion under Item 1.01 under the heading “Loan Agreement” is incorporated herein by reference.

ITEM 7.01.	REGULATION FD DISCLOSURE

A copy of the Company’s press release announcing the closing of the Acquisition is attached to this report as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Form 8-K (including the exhibits hereto) and shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the registrant’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the registrant expressly states in such filing that such information is to be considered “filed” or incorporated by reference therein

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired

Exhibits 99.1, 99.2 and 99.3 to SunOpta’s Current Report on Form 8-K filed on September 15, 2015 are incorporated herein by reference.

(b)	Pro Forma Financial Information

The pro forma financial information under the heading “Unaudited Pro Forma Condensed Financial Information” in Exhibit 99.1 to SunOpta’s Current Report on Form 8-K dated September 28, 2015 is incorporated herein by reference and deemed “filed” for purposes of this Current Report on Form 8-K.

(d)	Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher

Robert McKeracher
Vice President and Chief Financial Officer

Date:	October 13, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 12, 2015